Exhibit 10.32

IBM Credit LLC

1500 RiverEdge Parkway

Atlanta, GA 30328

June 11, 2003

Mr. Mark Hirschhorn

Datatec Industries, Inc.

23 Madison Road

Fairfield, NJ 07004

Dear Mr. Hirschhorn:

We are here to inform you that you current credit line of $25,000,000.00 has been temporarily increased to $28,000,000.00 based upon recent advance requests needed to fund payroll and other company expenses presented in excess of the $25,000,000.00 credit line. This temporary increase is effective for the period beginning June 3, 2003 and ending August 31, 2003. ON August 31, 2003 your credit line will be reduced back to $25,000,000.00.

All financing provided to you by IBM Credit LLC under this temporary portion of the credit line and the base portion of the credit line are subject to the terms and conditions of the Inventory and Working Capital Agreement (as amended from time to time) executed on November 10, 2000 and any other arrangements executed by Datatec Industries, Inc. and IBM Credit LLC.

If you have any questions regarding this information, please call Mike McGovern at (914) 765-6207 or Amy Baker at (800) 678-6900 ext. 7990.

Sincerely, Acknowledged and Agreed to:

/s/ Kimberly Ramirez /s/ Mark Hirschhorn

Kimberly Ramirez Mark Hirschhorn

Loan Manager CFO